Exhibit 99.2

NEWS RELEASE
Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
361-693-3743

DRG&E
Ken Dennard, Managing Partner
713-529-6600
Anne Pearson, Senior Vice President
210-408-6321

Susser Holdings Announces Proposed Offering of Senior Notes

CORPUS CHRISTI, Texas, Oct. 29, 2007 – Susser Holdings Corporation (NASDAQ: SUSS) today announced that Susser Holdings, L.L.C. and Susser Finance Corporation (indirect subsidiaries of Susser Holdings Corporation and, collectively, the “Issuers”) intend to offer approximately $150 million aggregate principal amount of 10 5/8% Senior Notes due 2013.

The net proceeds from the notes offering will be used to partially fund the previously announced acquisition by Susser of TCFS Holdings, Inc., a Texas corporation and the parent of the Town & Country Food Stores chain of convenience stores (“TCFS”).

The notes offering is subject to market and other conditions including, without limitation, the closing of the TCFS acquisition. A definitive agreement relating to the proposed offering of notes has not been entered into by the Issuers, and there can be no assurances that the notes offering will be consummated.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Statement Concerning Forward-Looking Information

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Susser Holdings Corporation and its subsidiaries contained in this release that are not historical in nature, particularly those relating to the expectations regarding the proposed offering and consummation of the TCFS acquisition, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties, such as the condition of the financing markets, that could cause actual results to differ materially from those expressed in such forward-looking statements.

SUSS-IR

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